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EXHIBIT 16

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 26, 2002

Dear Sir/Madam:

        We have read the five paragraphs of Item 4 included in the Form 8-K dated March 25, 2002 of Career Education Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ ARTHUR ANDERSEN LLP Arthur Andersen LLP

copy to:
Patrick K. Pesch
Executive Vice President and Chief Financial Officer
Career Education Corporation

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  EXHIBIT 16